FOSTER WHEELER COMMENCES NEW EQUITY-FOR-DEBT EXCHANGE

     HAMILTON, BERMUDA, October 13, 2005 — Foster Wheeler Ltd. (Nasdaq: FWLT) has commenced its previously announced exchange offer and related consent solicitation for up to $150 million of the $261.5 million outstanding principal amount of its 10.359% Senior Secured Notes due 2011, Series A. The exchange offer will expire at 5:00 p.m., New York City time, on November 10, 2005 and the related consent solicitation will expire at 5:00 p.m., New York City time, on October 27, 2005. In connection with the exchange offer and consent solicitation, Foster Wheeler has entered into a lock-up agreement with certain holders of Senior Notes holding approximately $133.5 million, or 51.1%, of the outstanding principal amount of the Senior Notes. This agreement requires such holders to tender their Senior Notes and deliver their consent to the indenture amendments within 10 business days after the date hereof.

     Under the terms of the offer, each tendering holder will receive 40.179 of Foster Wheeler’s common shares for each $1,000 of aggregate principal amount of Senior Notes, including accrued and unpaid interest thereon, accepted by Foster Wheeler. The Senior Notes are currently callable at a price of approximately 113.1% of each $1,000 of aggregate principal amount, plus accrued and unpaid interest.

     Concurrently with the exchange offer, Foster Wheeler is soliciting consents from holders of the outstanding Senior Notes to proposed amendments to the indenture under which the outstanding Senior Notes were issued. The amendments would eliminate the restrictive covenants contained in the Senior Note indenture but would not affect the security pledged to the Senior Notes or the guarantees. Under the terms of the consent solicitation, holders are being offered a consent fee of $10 for each $1,000 of aggregate principal amount of Senior Notes. The minimum consent requirement will be satisfied upon the delivery of consents by the holders participating in the lock-up agreement.

      In the event that Foster Wheeler receives tenders in excess of $150 million, Foster Wheeler will exchange (i) first, all Senior Notes tendered by holders that have signed the lock-up agreement and (ii) second, Senior Notes tendered by other holders pro-rata up to the $150 million limit. The consent fee will be paid on all Senior Notes tendered on, or prior to, the tenth business day whether or not such Senior Notes are accepted for exchange.

     Foster Wheeler expects to have two settlement dates for the delivery of the common shares. The first will be for those holders with whom Foster Wheeler has entered into the lock-up agreement and shall be a date promptly following October 27, 2005. The second will be for non-locked-up holders and shall be a date promptly following November 10, 2005. In each instance, Foster Wheeler expects the settlement date to be the fourth business day immediately following such closing. The Company expects to pay consent fees, if applicable, on the second settlement date.

     The exchange will result in an improvement in the Company’s consolidated net worth, after taking into account a possible, primarily non-cash, accounting charge related to the exchange, by an amount approximately equal to the principal amount of the Senior Notes exchanged. The amount of the potential charge is dependent upon the principal amount of Senior Notes tendered, the principal amount of Senior Notes for which consents are received and the market value of Foster Wheeler's common shares exchanged at the time of closing of the offer. The charge reflects primarily the difference between the fair market value of the common shares to be issued and the book value of the debt exchanged. The actual charge will be determined at the closing date and will be recorded in the fourth quarter of 2005.

     This exchange is being conducted pursuant to Section 3(a)(9) of the Securities Act of 1933. Section 3(a)(9) applies to an issuer’s exchange of a security with its existing security holders where no commission or other remuneration is paid for soliciting such exchange.

     A copy of the Offer to Exchange and other documents relating to this exchange offer may be obtained from Morrow & Co., Inc., the Information Agent for this exchange offer. Morrow's telephone number for bankers and brokers is 800-654-2468 and for all other security holders is 800-607-0088. Contact the Information Agent with any questions on the exchange offer.

     Individuals holding their securities through brokers are urged to contact their brokers to receive a copy of the Offer to Exchange and other documents related to the exchange offer.

     The foregoing reference to the exchange offer and any other related transactions shall not constitute an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in Foster Wheeler Ltd. or any of its subsidiaries.

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05-075

Notes to Editor:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading "Business-- Risk Factors of the Business" in the Company's most recent annual report on Form 10-K/A and the following, could cause the Company's business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contact:
Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations:
John Doyle	908-730-4270	E-mail: john_doyle@fwc.com

Other Inquiries	908 730 4000	fw@fwc.com